Exhibit 99.1

Payments Veteran Stephanie Ferris Rejoins FIS Executive Team

Key facts
•Former FIS Chief Operating Officer (COO) and Worldpay Chief Financial Officer (CFO) Stephanie Ferris rejoins FIS to continue the execution of the company’s strategy and achievement of goals that create value for FIS’ colleagues, clients and communities.

•Ferris brings with her significant fintech expertise and over 15 years of payments experience in strategy execution, finance, M&A, sales and technology.

JACKSONVILLE, Fla., Sept. 8, 2021 – Financial technology leader FIS® (NYSE: FIS) announced the appointment of former FIS and Worldpay executive Stephanie Ferris to its executive leadership team, reporting to Gary Norcross, FIS Chairman and CEO.

Stephanie joined FIS on September 2, 2021 as Chief Administrative Officer. In this newly created position, Ferris will work in partnership with FIS business and corporate leaders including strategy, mergers and acquisitions and key strategic initiatives that are focused on efforts to enhance client and shareholder value.

Ferris is an experienced global business executive with expertise leading payments and technology platform businesses driving digital transformation, front-line customer engagement and inclusive growth. Most recently, Ferris served as COO of FIS with responsibility for driving technology transformation as well as the global integration of FIS and Worldpay. She was also responsible for driving cost and revenue synergies—both of which continue to perform ahead of plan. Prior to joining FIS, she served as CFO of Worldpay, a leading global merchant acquirer, which was acquired by FIS in 2019.

“I am very excited to welcome Stephanie back to FIS. She is a remarkable talent with a vision for industry transformation and a record of value-generating growth,” said Norcross. “In this new role, Stephanie will be a pivotal leader in driving our next generation of success. I am very pleased to partner with her again on the continued execution of our strategy.”

Ferris noted, “I am thrilled to re-join the FIS family. I believe in the company’s strategically competitive position to advance commerce and the financial world. FIS’ breadth of capabilities and world-class scale create sustainable competitive advantages. I look forward to working with the team to help accelerate our strategies for client and shareholder value as we advance the way the world pays, banks and invests.”

Ferris also serves as an Independent Director on the Board of Directors of Lululemon Athletica, Inc., and is a member of its Audit Committee.

About FIS
FIS is a leading provider of technology solutions for merchants, banks and capital markets firms globally. Our employees are dedicated to advancing the way the world pays, banks and invests by applying our scale, deep expertise and data-driven insights. We help our clients use technology in innovative ways to solve business-critical challenges and deliver superior experiences for their customers. Headquartered in Jacksonville, Florida, FIS ranks #241 on the 2021 Fortune 500 and is a member of Standard & Poor’s 500® Index. To learn more, visit www.fisglobal.com. Follow FIS on Facebook, LinkedIn and Twitter (@FISGlobal).

For More Information
Kim Snider, 904.438.6278
Senior Vice President
FIS Global Marketing and Communications
kim.snider@fisglobal.com

Nathan Rozof, CFA, 904.438.6918
Executive Vice President
FIS Corporate Finance and Investor Relations
Nathan.Rozof@fisglobal.com